Exhibit 99.1

DPW Holdings Explores Potential Rights Offering to Grow its Coolisys Electric Vehicle Charger Business

Newport Beach, CA, September 28, 2020 – DPW Holdings, Inc. (NYSE American: DPW), a diversified holding company (“DPW” or the “Company”), today announced that it is exploring the possibility of conducting a public subscription rights offering that could involve the issuance to its shareholders (as of a future record date) a dividend in the form of a basic subscription right and over-subscription privilege to purchase shares of its capital stock and/or other securities. The Company is considering offering any or all of the following securities: common stock, dividend-yielding preferred stock and warrants to purchase common stock. In particular, the Company is considering offering purchasers of its securities in the rights offering the right to exchange such securities for ownership of its power electronics subsidiary, Coolisys Technologies Corp. (“Coolisys”), if and when Coolisys effects an initial public offering of its shares or other going public transaction such as a spin-off. The offering of the securities in the rights offering would be made pursuant to a registration statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission.

In a rights offering, shareholders as of an announced record date receive a basic right, but not the obligation, to purchase an issuer’s securities during a to-be-determined subscription exercise period. Shareholders as of the record date also receive an over-subscription privilege to purchase additional securities beyond their pro rata percentage ownership if other shareholders do not participate in the offering.

DPW intends to use a significant portion of any net proceeds of the potential rights offering to accelerate the growth of Coolisys’ electric vehicle (“EV”) charger business. Coolisys’ principal subsidiary, Digital Power Corporation, has been providing innovative power solutions since 1969 and DPW believes that Coolisys is uniquely positioned to address the emerging EV charger market, which is projected to reach $27.7 billion by 2027 from an estimated $2.5 billion last year, growing at a compounded annual growth rate of 34.7%, according to the market research firm MarketsandMarkets. Coolisys’ product line of EV chargers includes an innovative charging solution that is expected to produce a full charge for a passenger vehicle with a 150-mile range battery in just over 30 minutes. Additional information regarding Coolisys’ EV charger product line is available by listening to the webcast hosted by DPW on August 4, 2020.

The Company intends to gauge feedback and interest for the potential rights offering from institutional accredited investors and qualified institutional buyers. The Company welcomes feedback from institutional accredited investors and qualified institutional buyers as it “tests the waters” for the terms of a potential rights offering.

This press release does not constitute an offer to sell or solicitation of an offer to buy any securities. Any such offer may be made only pursuant to the Company's final prospectus for the rights offering and only in states in which the offering is registered or exempt from registration and by broker-dealers authorized to do so. The securities to be offered will involve a high degree of risk.

For more information about DPW and its subsidiaries, the Company recommends that stockholders, investors and other interested parties read the Company’s SEC public filings and press releases available under the Investor Relations section of the Company’s corporate website at www.DPWHoldings.com or available on the SEC’s website at www.sec.gov.

About Coolisys Technologies Corp.

Coolisys and its related companies and divisions are primarily engaged in the design and manufacture of innovative, feature rich and top-quality power products for mission critical applications in harsh environments and life-saving, life sustaining applications across diverse markets including defense-aerospace, medical-healthcare, industrial-telecommunications and automotive. Coolisys is a wholly-owned subsidiary of DPW Holdings, Inc. Coolisys’ headquarters are located at 1635 South Main Street, Milpitas, CA 95035, and its corporate website is www.Coolisys.com.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW’s headquarters are located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663, and its corporate website is www.DPWHoldings.com.

“Test the Waters” Disclaimer

DPW Holdings, Inc. intends to “test the waters” to gauge market demand for its potential rights offering prior to filing a registration statement with the SEC. No money or other consideration is being solicited at this time, and if sent in response, will not be accepted. No offer to buy securities can be accepted and no part of the purchase price can be received until the registration statement is filed with the SEC and declared effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the effective date of the registration statement. Any person’s indication of interest regarding the securities or this press release involves no obligation or commitment of any kind.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. No assurance can be given that the Company will determine to conduct a rights offering and, if it does so, that the rights offering will be beneficial to the Company and its shareholders. More information, including risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the SEC including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All public filings are available on the Company’s website at www.DPWHoldings.com and the SEC’s website at www.sec.gov.

Contacts:

IR@DPWHoldings.com or 1-888-753-2235